UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 13, 2019 (March 8, 2019)

AAC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36643	35-2496142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Powell Place Brentwood, Tennessee		37027
(Address of Principal Executive Offices)		(Zip Code)

(615) 732-1231

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

2019 Senior Credit Facility

On March 8, 2019, AAC Holdings, Inc. (the “Company”) entered into that certain Credit Agreement and certain ancillary loan documents, including the Guarantee and Collateral Agreement referred to below (the “2019 Senior Credit Facility”) with Credit Suisse AG, as administrative agent and collateral agent, and the lenders party thereto. The 2019 Senior Credit Facility makes available to the Company a term loan in the principal amount of $30.0 million. The 2019 Senior Credit Facility will mature on March 31, 2020. Net proceeds from funding of the 2019 Senior Credit Facility are approximately $23 million after the payment of fees, costs and other expenses.

The 2019 Senior Credit Facility is guaranteed by the Company’s wholly-owned subsidiary, American Addiction Centers, Inc., and certain of its other subsidiaries pursuant to that certain Guarantee and Collateral Agreement entered into on March 8, 2019 (the “Guarantee and Collateral Agreement”) by and among the Company, each of the subsidiary guarantors party thereto and Credit Suisse AG, as collateral agent. The obligations of the Company and the subsidiary guarantors under the 2019 Senior Credit Facility are secured by a first priority lien (senior to liens granted in connection with the 2017 Credit Facility (as amended and as defined below)) on substantially all of the Company’s and each subsidiary guarantor’s assets.

The 2019 Senior Credit Facility bears interest at a rate per annum equal to LIBOR (with a 1.0% floor) plus 11.00% per annum. In the event of any repayment or prepayment of the 2019 Senior Credit Facility or any acceleration of the 2019 Senior Credit Facility after an event of default, the Company must make a payment equal to 1.00% of the then outstanding principal amount of the 2019 Senior Credit Facility (the “Exit Payment”) if such event occurs on or prior to the date that is nine months after the closing date of the 2019 Senior Credit Facility (the “2019 Senior Credit Facility Closing Date”). The Exit Payment will be increased by an additional 1.0% at the end of each 30-day period after the nine-month anniversary of the 2019 Senior Credit Facility Closing Date until the 2019 Senior Credit Facility matures.

The 2019 Senior Credit Facility requires the Company to prepay outstanding term loans thereunder, subject to certain exceptions, with:

•	100.0% of the net cash proceeds of certain asset sales or other dispositions of property or certain casualty events;

•

100.0% of the net cash proceeds of the incurrence of debt and issuance of Disqualified Stock (as defined in the 2019 Senior Credit Facility) other than proceeds of debt permitted under the 2019 Senior Credit Facility;

•

100.0% of the net cash proceeds of equity issuances in the event the Senior Secured Leverage Ratio (as defined in the 2019 Senior Credit Facility) is greater than 3.00:1.00, calculated on a pro forma basis, at the time of such issuance (or such lesser percentage required for the Senior Secured Leverage Ratio to be equal to or less than 3.00:1.00); and

•

75.0% (which percentage will be reduced to 50.0% if the Company’s Senior Secured Leverage Ratio is not greater than 3.25:1.00 and to 25.0% if the Company’s Senior Secured Leverage Ratio is not greater than 2.75:1.00) of the Company’s annual excess cash flow (as defined by the 2019 Senior Credit Facility), but only to the extent that such excess cash flow for such fiscal year exceeds $3,000,000.

The terms of the 2019 Senior Credit Facility contains certain financial covenants, including, a maximum Senior Secured Leverage Ratio of (i) 7.75:1.00 as of the last day of the fiscal quarter ending June 30, 2019, (ii) 6.50:1.00 as of the last day of the fiscal quarter ending September 30, 2019, (iii) 6.25:1.00 as of the last day of the fiscal quarter ending December 31, 2019, (iv) 5.75:1.00 as of the last day of the fiscal quarter ending March 31, 2020, (v) 5.50:1.00 as of the last day of the fiscal quarter ending June 30, 2020, (vi) 5.25:1.00 as of the last day of the fiscal quarters ending September 30, 2020 and December 31, 2020, (vii) 5.00:1.00 as of the last day of the fiscal quarters ending March 31 and June 30, 2021 and (viii) 4.75:1.00 as of the last day of each fiscal quarter ending on and after September 30, 2021. The 2019 Senior Credit Facility requires the Company to periodically report to lenders with respect to, and to comply with, the Company’s operating budget. The Company is also required to (i) maintain no less than $5.0 million at any time of cash, cash equivalents and undrawn revolving loans under the 2017 Credit Facility (“Available Liquidity”) and (ii) to maintain no less than $7.5 million of Available Liquidity for any calendar week.

Amendment to the 2017 Credit Facility

In connection with the 2019 Senior Credit Facility, on March 8, 2019, the Company entered into that certain Amendment and Waiver No. 1 to Credit Agreement (the “Amendment to the 2017 Credit Facility”) together with the required lenders party thereto, Credit Suisse AG, as administrative agent and collateral agent, and the other loan parties party thereto, amending that certain Credit Agreement, dated as of June 30, 2017, as previously amended (the “2017 Credit Facility”) by and among the Company, Credit Suisse AG, as administrative agent and collateral agent, and the lenders party thereto. On March 8, 2019, the Company and the Subsidiary guarantors also entered into Amendment No. 2 to the Guarantee and Collateral Agreement entered into in connection with the 2017 Credit Facility. For a more fulsome discussion of the terms of the 2017 Credit Facility and the prior amendments thereto, please refer to the Forms 8-K filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on June 30, 2017, September 25, 2017 and March 2, 2018, respectively.

The Amendment to the 2017 Credit Facility increased the interest rate on the term loans outstanding under the 2017 Credit Facility (the “2017 Term Loans”) by, at the Company’s option, either (i) 2.00% per annum (which shall be reduced to 1.00% per annum if the Senior Secured Leverage Ratio Condition is satisfied), payable in cash or (ii) 4.00% per annum, payable-in-kind. The Senior Secured Leverage Ratio Condition for the period of the four most recent fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which financial statements have been or were required to be delivered pursuant to the 2017 Credit Facility (the “Senior Secured Leverage Ratio Condition”) means that that the Senior Secured Leverage Ratio (as defined in the 2017 Credit Facility) for such period is not greater than (i) 4.75:1.00 for fiscal quarters ending September 30, 2019 and December 31, 2019 and (ii) 4.25:1.00 for any fiscal quarter ending thereafter. In addition, the Amendment to the 2017 Credit Facility increased the commitment fee for the undrawn portion of the revolving credit facility under the 2017 Credit Facility from 0.50% to 1.00% per annum.

If the Company has repaid all indebtedness under the 2019 Senior Credit Facility, the Amendment to the 2017 Credit Facility requires the Company to use net cash proceeds of certain asset sales and other dispositions of property and certain casualty insurance proceeds to prepay outstanding term and revolving credit loans. If the 2017 Term Loans are repaid (except pursuant to the regularly scheduled amortization payments of the 2017 Term Loans) or prepaid at any time, the Amendment to the 2017 Credit Facility requires the payment of (i) a 2.00% premium if paid on or prior to the first anniversary of the closing of the Amendment to the 2017 Credit Facility and (ii) a 1.00% premium if paid after the first anniversary but before the second anniversary of the closing of the Amendment to the 2017 Credit Facility.

The Amendment to the 2017 Credit Facility contains financial covenants with respect to the Senior Secured Leverage Ratio (as defined therein) and budgeting and lender reporting covenants that mirror those contained in the 2019 Senior Credit Facility. It also restricts certain Company actions, including certain acquisitions and joint venture arrangements.

The Amendment to the 2017 Credit Facility permits the Company to enter into the 2019 Senior Credit Facility and to incur the related liens subject to an Intercreditor Agreement which will, among other things, subordinate the liens of the lender parties to the 2017 Credit Facility to the liens of the lender parties to the 2019 Senior Credit Facility.

The 2019 Senior Credit Facility and Amendment to the 2017 Credit Facility contain customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, certain events of bankruptcy and insolvency, material judgments, certain ERISA events, invalidity of loan documents and certain changes in control.

The foregoing description of the 2019 Senior Credit Facility, the Guarantee and Collateral Agreement, the Amendment to the 2017 Credit Facility and the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the complete 2019 Senior Credit Facility, the complete Guarantee and Collateral Agreement, the complete Amendment to the 2017 Credit Facility and the complete Intercreditor Agreement, copies of each of which will be timely filed with the SEC.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2019, the Company and Thomas W. Doub, Ph.D, entered into a separation and mutual release agreement. Pursuant to the agreement, Dr. Doub, who previously transitioned his chief compliance and clinical officer roles to other senior Company personnel, will remain a Company employee until June 30, 2019, contributing to certain outcomes research and other initiatives.

Item 7.01	Regulation FD Disclosure.

The information disclosed under Item 1.01 and Item 2.03 of this Report is incorporated by reference into this Item 7.01.

On March 13, 2019, the Company issued a press release (the “Press Release”) announcing operational highlights and other recent developments for the quarter and year ended December 31, 2018. In addition, the Company has postponed its conference call scheduled for March 13, 2019 as the Company requires additional time to complete the consolidated financial statements for the year ended December 31, 2018. The Company intends to reschedule its earnings conference call and issue guidance for the 2019 fiscal year, following completion of its consolidated financial statements.

Item 9.01	Exhibits and Financial Statements.

Exhibit Number	Description

99.1	Press Release, dated March 13, 2019

Forward Looking Statements

This Report contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made only as of the date of this Report. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenue, profitability, outlook and overall business strategy. Forward-looking statements may include information concerning AAC Holding, Inc.’s subsidiaries (collectively with its subsidiaries, “AAC Holdings” or the “Company”) possible or assumed future results of operations, including descriptions of the Company’s revenue, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward-looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to effectively operate our facilities; (ii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iii) a reduction in reimbursement rates by certain third-party payors for inpatient and outpatient services and point-of-care and definitive lab testing; (iv) our failure to successfully achieve growth through acquisitions and de novo projects; (v) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of an acquisition; (vi) our failure to achieve anticipated financial results from contemplated and prior acquisitions; (vii) a disruption in our ability to perform diagnostic laboratory services; (viii) maintaining compliance with applicable regulatory authorities, licensure and permits to operate our facilities and laboratories; (ix) a disruption in our business and reputational and economic risks associated with civil claims by various parties; (x) inability to meet the covenants in our loan documents or lack of borrowing capacity; (xi) our inability to effectively integrate acquired facilities; and (xii) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission; and (xii) risks related to the closing process for our fiscal year ended December 31, 2018. As a result of these factors, we cannot assure that the forward-looking statements in this Report will prove to be accurate. Investors should not place undue reliance upon forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC HOLDINGS, INC.

By:	/s/ Andrew W. McWilliams
Andrew W. McWilliams Chief Financial Officer

Date: March 13, 2019